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                                                                    EXHIBIT 99.1

PRESS RELEASE

HOUSTON, November 6--Weatherford International, Inc. proposes to make a private placement of approximately $350 million in senior notes. The net proceeds of the offering will be used to repay existing indebtedness and for general corporate purposes. The company anticipates closing the offering later this month.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers and to certain persons in offshore transactions in reliance on Regulation S. The securities have not been registered under U.S. or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.